Mosaic Nutriceuticals Corp.
1502 San Antone
Lewisville, TX 75077

February 23, 2005

Munning Trading Co.
China Trade Center
838 Grant Ave, Suite 301
San Francisco, CA 94108

Mr. Yiu H. Gin
Manager

Dear Mr. Gin,

The following changes to bulk product packaging are a result of changing to 22.5 pounds of product per case and increasing the number of cases in the container. The price per pound of product is the same.

The price is per 22.5 pound net product of Premium Calcium is $141.70 per case,
40' Container  @1620 cases per container is $229,554.00

The price per 22.5 pound net product Noni is $189.17 per case
40' Container @ 1620 cases per container is $306,455.40

The price per 22.5 pound net product Lipotrene is $268.32 per case,
40' Container @ 1620 cases per container is $434,678.40

After receipt of PO and confirmation of L/C, Mosaic will ship five (5) containers within six weeks, will ship a total of 25 containers within first 90 days. After that we have allotted capacity for China of 15 containers per month, this can be increased to 40 containers per month with 120 days notice.

Please call anytime. Thank you very much.

Yours truly,

Charles Townsend, President